Exhibit 10.1

Execution Version

Published CUSIP Number: 22748CAD6
Revolving Credit CUSIP Number: 22748CAE4
Term Loan CUSIP Number: 22748CAF1

$75,000,000

CREDIT AGREEMENT

dated as of July 10, 2012

by and among

CROSS COUNTRY HEALTHCARE, INC.,

as Borrower,

the Lenders referred to herein,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender,

BANK OF AMERICA, N.A.,
as Syndication Agent,

U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent,

and

WELLS FARGO SECURITIES, LLC,
as Lead Arranger and Sole Bookrunner

i

EXHIBITS

Exhibit A–1	–	Form of Revolving Credit Note
Exhibit A–2	–	Form of Swingline Note
Exhibit A-3	–	Form of Term Loan Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Notice of Account Designation
Exhibit D	–	Form of Notice of Prepayment
Exhibit E	–	Form of Notice of Conversion/Continuation
Exhibit F	–	Form of Officer’s Compliance Certificate
Exhibit G	–	Form of Assignment and Assumption
Exhibit H	–	Form of Subsidiary Guaranty Agreement
Exhibit I	–	Form of Collateral Agreement
Exhibit J-1	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit J-2	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit J-3	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit J-4	–	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES

Schedule 7.1(a)	–	Jurisdictions of Organization and Qualification
Schedule 7.1(b)	–	Subsidiaries and Capitalization
Schedule 7.1(f)	–	Tax Liability
Schedule 7.1(h)	–	Environmental Matters
Schedule 7.1(i)	–	ERISA Plans
Schedule 7.1(u)	–	Litigation
Schedule 11.1(c)	–	Indebtedness and Guaranty Obligations
Schedule 11.2	–	Existing Liens
Schedule 11.3	–	Existing Loans, Advances and Investments
Schedule 11.8	–	Transactions with Affiliates

v

CREDIT AGREEMENT, dated as of July 10, 2012, by and among CROSS COUNTRY HEALTHCARE, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party to this Agreement (collectively, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent, Swingline Lender and Issuing Lender.

STATEMENT OF PURPOSE

The Borrower is party to that certain credit agreement, dated as of November 10, 2005, as amended and restated as of September 9, 2008 and as further amended prior to the date hereof, by and among the Borrower, certain banks and financial institutions party thereto, the Administrative Agent and the other agents party thereto (the “Existing Credit Agreement”).

The Borrower has requested, and the Lenders have agreed, to refinance the Existing Credit Agreement and extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1          Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  As used in this definition, the term “control” means (a) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, none of the Permitted Holders shall be deemed an “Affiliate” of the Borrower or of any Subsidiary of the Borrower.

“Agents” means Wells Fargo Bank, National Association and Bank of America, N.A.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Revolving Credit Loans and Term Loans
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR Rate +	Base Rate +
I	Greater than or equal to 2.00 to 1.00	0.500%	2.50%	1.50%
II	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.375%	2.00%	1.00%
III	Greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.375%	1.75%	0.75%
IV	Greater than or equal to 0.50 to 1.00, but less than 1.00 to 1.00	0.300%	1.50%	0.50%
V	Less than 0.50 to 1.00	0.250%	1.25%	0.25%

In each case, the Applicable Margin shall be determined and adjusted quarterly, and shall be effective on, the date (each a “Calculation Date”) of receipt by the Administrative Agent of the Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended Fiscal Quarter; provided that (a) the Applicable Margin shall be at Pricing Level II until the first Calculation Date occurring after the Fiscal Quarter ending September 30, 2012 and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date, and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2 is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, or (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a correct Officer’s Compliance Certificate for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(c) and 12.1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Acquisition” means a purchase, lease or other acquisition of (a) all or substantially all of the assets of any person; (b) a division or business of any Person; or (c) assets that are substantial in relation to the Borrower and the Subsidiaries taken as a whole; provided, however, the term “Asset Acquisition” shall not include such acquisitions between the Borrower and any Subsidiary or between Subsidiaries.

“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise.  The term “Asset Disposition” shall not include (i) any Equity Issuance or (ii) any Debt Issuance.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1/2 of 1% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in the foregoing clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that is, in accordance with GAAP, classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP; provided that for purposes of this definition, (a) the purchase price of assets that are purchased simultaneously with the trade-in or exchange of existing assets of a similar type and nature or with the application of Net Cash Proceeds from the sale or disposition of assets (to the extent permitted hereunder) or from any payment under an insurance policy or in connection with a condemnation policy shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such Net Cash Proceeds, as the case may be and (b) Permitted Acquisitions shall be excluded from Capital Expenditures.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means, to deposit in a Controlled Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one or more of the Issuing Lender, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” has the meaning assigned thereto in Section 11.3(c).

“Change in Control” means the occurrence of any of the following events:

(a)           any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares representing 33% or more of the voting power represented by the capital stock of the Borrower; or

(b)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

 “Charterhouse” means Charterhouse Equity Partners III, L.P.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 6.1 shall be satisfied or waived in accordance with Section 14.2.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement, dated as of the date hereof, executed by the Credit Parties in favor of the Administrative Agent for the benefit of itself and the Lenders, substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment Fee” shall have the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, the Revolving Credit Commitments and the Term Loan Commitments.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in determining Consolidated Net Income for such period:  (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization expense, (v) any other non-cash charges (other than any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and (vi) fees and expenses incurred by the Borrower or any of its Subsidiaries related to any Equity Issuance or Debt Issuance, less (c) the sum of all non-cash items included in Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period) plus (d) all fees and expenses incurred by the Borrower or any of its Subsidiaries during such period with respect to this Agreement and the transactions contemplated hereby to the extent such fees are not amortized or capitalized and do not, in the aggregate, exceed $1,000,000 during the term of this Agreement, plus (e) all fees and expenses incurred by the Borrower or any of its Subsidiaries during such period in connection with any Permitted Acquisition, plus (f) all costs incurred by the Borrower or any of its Subsidiaries during such period in order to integrate the business acquired through a Permitted Acquisition into the ongoing operations of the Borrower and its Subsidiaries; provided that in the case of this clause (f), (x) such costs are incurred during the first 12 months after such Permitted Acquisition and (y) the amount of such costs do not exceed $2,000,000 individually for any one Permitted Acquisition and $5,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement subsequent to the Closing Date.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions and any Asset Dispositions during such period, including any operating expense reductions for such period permitted to be reflected in financial statements by Regulation S-X under the Exchange Act.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments paid by the Borrower or any of its Subsidiaries during such period with respect to Indebtedness (as such scheduled principal payments may be reduced as a result of any prepayment of the principal amount of such Indebtedness in such period), (c) federal, state, local and foreign income taxes paid in cash by the Borrower or any of its Subsidiaries during such period (net of any refunds received) and (d) the aggregate amount of cash dividends, distributions, purchases, repurchases, redemptions, retirements and other acquisitions for value of or with respect to its Capital Stock that is paid in cash by the Borrower or any of its Subsidiaries during such period (net of any amount received by the Borrower or any Subsidiary from the exercise of any option by a shareholder or other equityholder of the Borrower or such Subsidiary in connection with such dividend, distribution, purchase, repurchase redemption, retirement or other acquisition). Notwithstanding the foregoing, (i) for purposes of calculating “Consolidated Fixed Charges” for the Fiscal Quarters ending June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013, clause (b) above shall be calculated based on a scheduled quarterly principal payment amount of $937,500 for each Fiscal Quarter ending during such period and (ii) for purposes of calculating “Consolidated Fixed Charges” beginning on and after the Closing Date, the items in clause (d) above shall be calculated to include only those items paid or received since January 1, 2012.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Borrower or its Subsidiaries during such period: (a) interest expense attributable to Capital Leases; (b) other than with respect to the Commitments, amortization of debt discount and debt issuance cost, including commitment fees; (c) capitalized interest; (d) non-cash interest expense; (e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing; (f) net costs associated with Net Hedging Obligations (including amortization of fees); (g) interest incurred in connection with investments in discontinued operations; and (h) interest accruing on Indebtedness of any other Person to the extent such interest is a Guaranty Obligation of the Borrower or any of its Subsidiaries.  For purposes of this Agreement, Consolidated Interest Expense shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any Permitted Acquisitions during such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (a) the income (or loss) of any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) except that (i) the Borrower’s or any of its Wholly-Owned Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Borrower or any Wholly-Owned Subsidiary thereof as a dividend or other distribution and (ii) the Borrower’s or any of its Wholly-Owned Subsidiary’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (b) any gain or loss realized upon any Asset Disposition; provided, that any tax benefit or tax liability resulting therefrom shall also be excluded in calculating such Consolidated Net Income; (c) any extraordinary gain or loss; provided, that any tax benefit or tax liability resulting therefrom shall also be excluded in calculating such Consolidated Net Income; (d) the cumulative effect of a change in accounting principles; (e) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Borrower or its Subsidiaries; (f) the undistributed net income (if positive) of any Wholly-Owned Subsidiary shall be excluded in calculating such Consolidated Net Income to the extent that the declaration or payment of dividends or similar distributions by such Wholly-Owned Subsidiary to the Borrower or any of the Borrower’s Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement (other than any Loan Document), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Wholly-Owned Subsidiary; and (g) any net after-tax income or loss for such period attributable to the early extinguishment or conversion of Indebtedness.

“Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of all Indebtedness of the Borrower and its Subsidiaries on such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (excluding up to $12,500,000 of Indebtedness in connection with any undrawn Letters of Credit) on such date to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date.

 “Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and, with respect to Cash Collateral provided pursuant to Section 5.14, the Issuing Lender and/or the Swingline Lender, as applicable.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries.  The term “Debt Issuance” shall not include (i) any Asset Disposition or (ii) any Equity Issuance.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, the Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of the foregoing clauses (a) through (d) of this definition shall be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 14.10(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 14.10(b)(iii)).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA subject to Title IV of ERISA (other than a Multiemployer Plan) which (a) is maintained for employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained by a Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, permits, licenses, approvals, written and binding interpretations and final orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock (including, but not limited to, issuance of Capital Stock of the Borrower to a seller in a Permitted Acquisition), (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.  The term “Equity Issuance” shall not include (i) any Asset Disposition or (ii) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for any Fiscal Year, the excess, if any, of:

(a)           the sum, without duplication, of (i) Consolidated EBITDA for such period (before any pro forma adjustments for Permitted Acquisitions and Asset Dispositions) and (ii) decreases in Working Capital for such Fiscal Year, over

(b)           the sum, without duplication, of (i) the amount of any taxes paid in cash, (ii) Consolidated Interest Expense paid in cash, (iii) the aggregate amount (A) actually paid by the Borrower and its Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures and Permitted Acquisitions (including any payments in respect of earn-outs or deferred payments made in connection with Permitted Acquisitions), (B) committed during such Fiscal Year to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Fiscal Year and (C) of investments pursuant to Section 11.3(i) made during such period or committed during such period to be made and for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period (in each case under this clause (iii) other than to the extent any such Capital Expenditure, Permitted Acquisition or other investment is made or is reasonably expected to be made with the proceeds of Indebtedness, any Equity Issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA), (iv) the aggregate amount of all regularly scheduled permanent principal payments or repayments of Indebtedness (other than mandatory prepayments of Loans) made by the Borrower and its Subsidiaries during such Fiscal Year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) voluntary principal prepayments of the Term Loan and prepayments or repayments of Revolving Credit Loans to the extent that the Revolving Credit Commitment is permanently reduced by an equal amount at the time of such payment or prepayment, (vi) to the extent permitted hereunder, the aggregate amount of all paid in cash dividends on Borrower’s Capital Stock plus any purchase, repurchases, redemptions, retirements and other acquisitions for value of its Capital Stock by the Borrower during such Fiscal Year paid or made in accordance with Section 11.6(d) hereof and (vii) increases to Working Capital for such Fiscal Year; provided, that any amount deducted pursuant to the foregoing clause (b) that will be paid after the close of such Fiscal Year shall not be deducted again in a subsequent Fiscal Year; and provided, further, to the extent any amounts committed in the foregoing clauses (b)(iii)(B) or (C) during such Fiscal Year are not actually paid during such Fiscal Year, such amounts that are not so paid shall be added to Excess Cash Flow for the Fiscal Year following such Fiscal Year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

 “Existing Credit Agreement” has the meaning assigned thereto in the Statement of Purpose hereto.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loan made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the separate engagement letter agreement executed by the Borrower and Wells Fargo Securities dated May 22, 2012.

“Fiscal Quarter” means any period of three (3) consecutive months ending on March 31, June 30, September 30 or December 31 of each calendar year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.9) consistent with the prior financial practice of the Borrower and its Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are regulated pursuant to any Environmental Law, (c) the presence of which require investigation or remediation under any Environmental Law, or (d) which contain, without limitation, friable asbestos, polychlorinated biphenyls in amounts that are regulated under applicable Environmental Laws, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

 “Hedge Bank” means any Person that, (a) at the time it enters into a Hedging Agreement with a Credit Party permitted hereunder, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedging Agreement with a Credit Party, in each case in its capacity as a counterparty to such Hedge Agreement.

 “Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Hedge Bank.

“Incremental Revolving Credit Commitment Effective Date” means the date, which shall be a Business Day, on or before the Revolving Credit Maturity Date, but no earlier than thirty (30) days after the date of delivery of the applicable Incremental Revolving Credit Commitment Notification, on which each of the applicable increases to the Revolving Credit Commitment shall become effective pursuant to Section 2.7.

“Incremental Revolving Credit Commitment Notification” has the meaning assigned thereto in Section 2.7.

“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)           all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements which are probable or likely), except (i) trade payables arising in the ordinary course of business not more than 90 days past due, and (ii) obligations under non-competition, earn-out or similar agreements prior to the time such obligations become liabilities on the balances sheet of such Person in accordance with GAAP (provided, however, that, to the extent and at the time any such non-competition, earn-out or similar obligation is deemed probable or likely, such obligation shall immediately constitute Indebtedness);

 (c)          the Attributable Indebtedness of any such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all Indebtedness of any other Person secured by a Lien on any asset owned by the Borrower or any Subsidiary (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, if such Indebtedness is not assumed and is non-recourse, the amount of such Indebtedness shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of such asset as determined by such Person in good faith;

(e)           all Guaranty Obligations of any such Person;

(f)           all obligations, contingent or otherwise, of any such Person for the reimbursement of the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person; and

(g)           all Net Hedging Obligations of any such Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 14.3(b).

“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means Wells Fargo, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Jamestown” means Jamestown Indemnity, Ltd., a Cayman Islands captive insurance company, and its successors and assigns.

“L/C Commitment” means the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lender” means (i) each Person executing this Agreement as a Lender (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and (ii) each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 2.7 or Section 14.10, but excluding in the case of the foregoing clauses (i) and (ii), any Person that has ceased to be a party to this Agreement pursuant to Section 14.10.

 “Lender Addition and Acknowledgment Agreement” means each agreement executed pursuant to Section 2.7 by the Borrower and an existing Lender or a Person not theretofore a Lender, as applicable, and acknowledged by the Administrative Agent and each Guarantor, providing for an increase in the Revolving Credit Commitment hereunder, acknowledging that any Person not theretofore a Lender shall be a party hereto and have the rights and obligations of a Lender hereunder, and setting forth the Revolving Credit Commitment of such Lender.

“Lending Office” with respect to any Lender, the office of such Lender maintaining such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable, of the Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” has the meaning assigned thereto in Section 3.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period determined by the British Bankers Association which appears on the Reuters Page LIBOR01 (or other service licensed to report rates fixed by the British Bankers Association) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, such rate does not appear on Reuters Page LIBOR01, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                                        LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, the Security Documents, any Lender Addition and Acknowledgment Agreements, and each other document, certificate and agreement required to be executed by the Borrower or any Subsidiary thereof pursuant to this Agreement (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and the Swingline Loans and “Loan” means any of such Loans.

“Material Adverse Effect” means (a) a material adverse change in the business, assets, operations, properties or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2011; (b) material impairment of the ability of any Credit Party to perform any of its material obligations under any Loan Document to which it is a party; or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

 “Material Contract” means any and all contracts or agreements required to be filed under exhibits 1, 2 (only to the extent that any such contract or agreement under exhibits 1 or 2 have continuing obligations (other than contingent liabilities)), 4, 9 and 10 of the Borrower's filings with the Securities and Exchange Commission under the Exchange Act.

“Maximum Revolving Increase Amount” shall have the meaning assigned thereto in Section 2.7(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (b) with respect to any other type of Cash Collateral, an amount determined by the Administrative Agent and/or the Issuing Lender, as applicable, in their sole discretion exercised in good faith.

 “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition by any Credit Party, the gross cash proceeds received by the Borrower or any of its Subsidiaries from such sale (including (x) any cash received in respect of any non-cash proceeds and (y) any amounts released from escrow or holdbacks received as provided in clause (iv) below, but in each case only as and when received or released, as applicable) less the sum of (i) all income taxes and other taxes assessed or reasonably expected to be assessed by a Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries as a result of such sale, (ii) any fees and expenses incurred in connection with such sale, (iii) the principal amount of, premium or penalty, if any, and interest on any Indebtedness on the asset (or a portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale and (iv) amounts provided as escrows or holdbacks against any liabilities under any indemnification obligations associated with such Assets Disposition; provided, however, that, to the extent and at the time any such amounts are released from such escrow or holdback to the Borrower or any of its Subsidiaries, such amounts constitute Net Cash Proceeds, (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting, discounts, commissions and other fees and expenses incurred in connection therewith and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the gross cash proceeds received by the Borrower or its Subsidiaries from an insurance company or Governmental Authority, as applicable, less the sum of (i) all fees and expenses in connection therewith and (ii) the principal amount of, premium or penalty, if any, and interest on any Indebtedness on the asset (or a portion thereof) subject to such loss or condemnation proceeding, which Indebtedness is required to be repaid in connection with such loss or condemnation proceeding.

 “Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of each Lender, each adversely affected Lender or each affected Lender in accordance with the terms of Section 14.2 and (ii) has been approved by the Required Lenders.

 “Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Law, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Participant” has the meaning assigned thereto in Section 14.10(d).

“Participant Register” has the meaning assigned thereto in Section 14.10(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

“Permitted Acquisition” means an Asset Acquisition or a Stock Acquisition which in either case satisfies each of the following conditions:

(a)           the Administrative Agent shall receive at least fifteen (15) days’ prior written notice of such proposed Permitted Acquisition (or such shorter time period as may be agreed to by the Administrative Agent from time to time), which notice shall include a detailed description of such proposed Permitted Acquisition including, without limitation, financial statements of the Target and a description of the business rationale of such acquisition;

(b)           in the case of an Asset Acquisition, such assets shall comprise a business, or assets of a business, of a type which is the same line of business as the Borrower, or which is a related, ancillary or complementary business to that of the Borrower; and in the case of a Stock Acquisition, the business of the Target shall be of a type which is the same line of business as that of the Borrower, or which is a related, ancillary or complementary business to that of the Borrower; provided, however, that no such acquisition would require the Administrative Agent or any Lender to obtain regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals required for the exercise of such rights and remedies with respect to the Borrower prior to such Permitted Acquisition;

 (c)           in the case of a Stock Acquisition, after giving effect thereto, the Target will either be merged with and into a Credit Party, or shall be a Wholly-Owned Subsidiary of the Borrower; provided, however, that management and pre-acquisition holders of the Capital Stock of the Target may own up to ten percent (10%) in the aggregate of the Capital Stock of such Subsidiary following such Permitted Acquisition;

(d)           in the case of a Stock Acquisition, such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors or equivalent governing body (or managers, as applicable);

(e)           no additional Indebtedness, Guaranty Obligations, or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Borrower after giving effect to such Permitted Acquisition, except (i) Indebtedness permitted under Section 11.1, (ii) operating leases, (iii) ordinary course trade payables and accrued expenses of the Target, and (iv) Indebtedness consisting of Extensions of Credit incurred in contemplation of such acquisition for the purpose of financing such acquisition;

(f)            (i) the sum of all amounts paid or payable in cash in connection with any single Permitted Acquisition (including any Equity Issuance in connection therewith and all transaction costs and all Indebtedness and Guaranty Obligations (including any obligations to make earn-out payments or deferred payments which are probable or likely) incurred or assumed in connection therewith (whether or not reflected on a consolidated balance sheet of the Borrower) after giving effect to the Permitted Acquisition) shall not exceed $20,000,000; (ii) the sum of all amounts paid or payable in cash in connection with any Permitted Acquisitions of or by Foreign Subsidiaries (including all transaction costs and all Indebtedness and Guaranty Obligations (including any obligations to make earn-out payments or deferred payments which are probable or likely) incurred or assumed in connection therewith (whether or not reflected on a consolidated balance sheet of the Borrower) after giving effect to the Permitted Acquisition) during the term of this Agreement subsequent to the Closing Date shall not exceed $25,000,000 in the aggregate for all such Permitted Acquisitions of or by Foreign Subsidiaries; and (iii) the aggregate cash and non-cash consideration for all Permitted Acquisitions shall not exceed an amount equal to the sum of $50,000,000 during the term of this Agreement subsequent to the Closing Date;

(g)           concurrently with delivery of the notice referred to in clause (a) of this definition, the Borrower shall have delivered to the Administrative Agent a pro forma consolidated balance sheet and statement of income of the Borrower and its Subsidiaries (the “Acquisition Pro Forma Financial Statements”), based on financial data for the period of four Fiscal Quarters most recently ended and giving pro forma effect to (i) such Permitted Acquisition, (ii) any related incurrences of Indebtedness and (iii) any operating expense reductions permitted to be reflected in financial statements by Regulation S-X under the Exchange Act, in each case as if they had occurred at the beginning of such period, and such Acquisition Pro Forma Financial Statements shall reflect that, on a pro forma basis, no Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition; provided, however, that the requirements of this clause (h) shall not apply if, in the case of an Asset Acquisition, a Subsidiary that had owned, directly or indirectly, only such assets as of the most recent Fiscal Quarter end for which financial statements have been delivered or, in the case of a Stock Acquisition, the Target, if it had been a Subsidiary of the Borrower as of the most recent Fiscal Quarter end for which financial statements have been delivered, would not have been considered a Significant Subsidiary of the Borrower;

(h)           at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(i)            as of the proposed closing date of the Permitted Acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith, the Borrower shall have demonstrated to the Administrative Agent that Consolidated Total Leverage Ratio is at least 0.25 below the applicable ratio set forth in Section 10.1; and

(j)            immediately after giving pro forma effect to such Permitted Acquisition, the sum of (i) the amount of unrestricted cash and Cash Equivalents of the Borrower plus (ii) the excess of the aggregate Revolving Credit Commitments over the Revolving Credit Outstandings shall be no less than $10,000,000.

Notwithstanding the immediately preceding clauses (a)-(j), an Asset Acquisition or a Stock Acquisition will be deemed a Permitted Acquisition if approved in writing by the Required Lenders.

“Permitted Holder” means Charterhouse or any entity controlled by the principals of Charterhouse Group, Inc.

“Permitted Liens” means the Liens permitted pursuant to Section 11.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, government, or any agency or political subdivision or other entity.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 14.10(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of each Defaulting Lender (if any) shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer, assistant treasurer, secretary or assistant secretary of a Credit Party (or any manager performing any equivalent function) or any other officer of a Credit Party reasonably acceptable to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans for the account of the Borrower and to purchase participations in L/C Obligations and Swingline Loans, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof, in each case, including, without limitation, pursuant to Section 2.7 hereof.  The Revolving Credit Commitment of all Revolving Credit Lenders shall be $50,000,000 on the Closing Date.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all Revolving Credit Lenders at such time that is represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount of, without duplication, such Revolving Credit Lender’s outstanding Revolving Credit Loans, participations in L/C Obligations and participations in Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Lenders” means Lenders with a Revolving Credit Commitment.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) July 10, 2017, (b) the date of termination of the Revolving Credit Commitments of all Revolving Credit Lenders by the Borrower pursuant to Section 2.5(a)(i) or (c) the date of termination of the Revolving Credit Commitments of all Revolving Credit Lenders by the Administrative Agent on behalf of such Lenders pursuant to Section 12.2(a).

 “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

 “Security Documents” means the collective reference to the Collateral Agreement and each other “record” (as such term is defined in the UCC) pursuant to which any Credit Party purports to pledge or grant a security interest in any property or assets securing the Obligations or any such Credit Party purports to guaranty the payment and/or performance of the Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means a significant subsidiary as such term is used in Regulation S-X under the Exchange Act.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingent liabilities), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Stock Acquisition” means an acquisition of Capital Stock of any Person.

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary that is contractually subordinated in right and time of payment to the Obligations and that contains such other terms and conditions, in each case as are reasonably satisfactory to the Required Lenders.

 “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, equivalent governing body or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means each direct or indirect Subsidiary of the Borrower (other than Foreign Subsidiaries) in existence on the Closing Date or which becomes a party to a Subsidiary Guaranty Agreement pursuant to Section 9.11.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement, dated as of the date hereof, executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Termination Date” means the first to occur of (a) the resignation of Wells Fargo as Administrative Agent in accordance with Section 13.6 (to the extent the new Administrative Agent appointed pursuant to Section 13.6 does not agree to succeed the Administrative Agent as Swingline Lender) and (b) the Revolving Credit Maturity Date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Target” means a Person whose Capital Stock or assets is the subject of a proposed Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority having jurisdiction over a Person, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loans to the account of the Borrower on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans.  The aggregate Term Loan Commitment of all Lenders on the Closing Date shall be $25,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article IV.

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) July 10, 2017, or (b) the date of acceleration of the Term Loans pursuant to Section 12.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of all Term Loan Lenders at such time that is represented by the outstanding principal balance of such Term Loan Lender’s Term Loans at such time.

 “Term Loans” means the term loans made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA, or (h) the partial or complete withdrawal of the Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the foregoing clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Total Credit Exposure” means, as to any Lender at any time, the sum, without duplication, of the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time; provided that if, by reason of mandatory provisions of law, the validity or perfection of any security interest granted or intended to be granted under any Security Document is governed by the UCC as in effect in a jurisdiction other than the State of New York, then, as to the validity or perfection of such security interest, “UCC” means the Uniform Commercial Code in effect in such other jurisdiction.

 “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

 “United States” means the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wells Fargo Securities” means Wells Fargo Securities, LLC and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the outstanding shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, for the Borrower and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash, Cash Equivalents, taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) the current portion of current taxes and deferred income taxes and (iii) the current portion of accrued Consolidated Interest Expense.

SECTION 1.2         Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3         Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 14.9).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4         UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6         References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8         Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9         Covenant Compliance Generally.  For purposes of determining compliance under Sections 11.1, 11.2, 11.3, 11.5 and 11.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(b).  Notwithstanding the foregoing, for purposes of determining compliance with Sections 11.1, 11.2 and 11.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1         Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) on the Closing Date, the aggregate Revolving Credit Outstandings (excluding undrawn Letters of Credit) shall not exceed $20,000,000, (b) after the Closing Date, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment of all Revolving Credit Lenders and (c) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2          Swingline Loans.

(a)           Availability.  Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (a) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment of all Revolving Credit Lenders and (b) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.

(b)           Refunding.

(i)           Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent.  Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. on the next succeeding Business Day after such demand is made.  No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)          The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)         Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2(b) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI.  Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2(b), one of the events described in Section 12.1(j) or (k) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c)           Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3          Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)           Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 12:00 p.m. (i) on the same Business Day for each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans), (1) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or (2) equal to the remaining available balance of the applicable Commitments, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto.  A Notice of Borrowing received after 12:00 p.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)           Disbursement of Revolving Credit and Swingline Loans.  Not later than 2:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.3 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.3 to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4          Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)           Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)           Mandatory Prepayments.  If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the  Revolving Credit Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such Cash Collateral to be applied in accordance with Section 12.2(b)).

(c)           Optional Prepayments.  The Borrower may at any time and from time to time prepay, without premium or penalty (except for amounts due under Section 5.9 hereof), Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit D (a “Notice of Prepayment”) given not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(d)           Prepayment of Excess Proceeds.  In the event proceeds remain after the prepayments of the Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be applied to prepay the outstanding principal amount of the Revolving Credit Loans in accordance with Section 4.4(b), without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, remitted to the Borrower.

(e)           Limitation on Prepayment of LIBOR Rate Loans.  The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f)           Hedging Agreements.  No repayment or prepayment pursuant to this Section 2.4 shall affect any of the Borrower’s obligations under any Hedging Agreement.

SECTION 2.5          Permanent Reduction of the Revolving Credit Commitment.

(a)           Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

(b)           Corresponding Payment.  Each permanent reduction permitted pursuant to Section 2.5(a) or required pursuant to Section 2.4(b) shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Such Cash Collateral shall be applied in accordance with Section 12.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment and the Revolving Credit Facility.  Such Cash Collateral shall be applied in accordance with Section 12.2(b).  If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6          Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

SECTION 2.7          Increase in Revolving Credit Commitment.

(a)           Subject to the conditions set forth below, at any time prior to the Revolving Credit Maturity Date, the Borrower shall have the right upon not less than thirty (30) days’ prior written notice (an “Incremental Revolving Credit Commitment Notification”) to the Administrative Agent to increase the Revolving Credit Commitment in an aggregate principal amount for all such increases not to exceed $25,000,000 (the “Maximum Revolving Increase Amount”).  Such Incremental Revolving Credit Commitment Notification shall specify the applicable Incremental Revolving Credit Commitment Effective Date.  The Borrower shall not deliver more than four (4) Incremental Revolving Credit Commitment Notifications during the term of this Agreement subsequent to the Closing Date.

(b)           Increases in the Revolving Credit Commitment pursuant to this Section 2.7 shall be obtained from existing Lenders or from other banks, financial institutions or investment funds that qualify as Eligible Assignees (each such other bank, financial institution or investment fund, a “New Revolving Lender” and, collectively with the existing Lenders providing a portion of the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7, the “Incremental Revolving Credit Lenders”), in each case in accordance with this Section 2.7; provided that no existing Lender shall have any obligation to increase its Revolving Credit Commitment pursuant to this Section 2.7 and the failure by any existing Lender to respond to a request for such increase shall be deemed to be a refusal of such request by such existing Lender.

(c)           The following terms and conditions shall apply to each increase in the Revolving Credit Commitment pursuant to this Section 2.7:

(i)           such increase in the Revolving Credit Commitment pursuant to this Section 2.7 (and any Revolving Credit Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed pursuant to the applicable Loan Documents on a pari passu basis with the other Extensions of Credit;

(ii)          the Borrower shall, upon the request of any Incremental Revolving Credit Lender, execute such Revolving Credit Notes as are necessary to reflect such Incremental Revolving Credit Lender’s Revolving Credit Commitment;

(iii)         the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, as of the applicable Incremental Revolving Credit Commitment Effective Date and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith, the Borrower and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Article X;

(iv)         no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Revolving Credit Commitment Effective Date or after giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7;

(v)          the representations and warranties made by each Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, if any such representation or warranty is subject to materiality or Material Adverse Effect qualifications, in all respects) on and as of the applicable Incremental Revolving Credit Commitment Effective Date with the same effect as if made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if subject to materiality or Material Adverse Effect qualifications, in all respects) as of such earlier date;

(vi)         the Administrative Agent shall have received a resolution duly adopted by the board of directors or equivalent governing body (or managers, as applicable) of each Credit Party authorizing such increase in the Revolving Credit Commitment pursuant to this Section 2.7;

(vii)        the amount of such increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall not be less than a minimum principal amount of $7,500,000 (or, if less, the entire remaining available balance of the Maximum Revolving Increase Amount);

(viii)       the Borrower and each Incremental Revolving Credit Lender shall execute and deliver a Lender Addition and Acknowledgement Agreement to the Administrative Agent for its acceptance and recording in the Register, which shall be acknowledged by the Administrative Agent and each Guarantor and shall be in form and substance reasonably satisfactory to the Administrative Agent;

(ix)         the Administrative Agent shall have received any documents or information in connection with such increase in the Revolving Credit Commitment pursuant to this Section 2.7 as it may request in its reasonable discretion; and

(x)          the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of L/C Obligations will be reallocated by the Administrative Agent on the applicable Incremental Revolving Credit Commitment Effective Date among the Lenders in accordance with their revised Revolving Credit Commitment Percentages (and the Lenders agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment).

(d)           Notwithstanding the provisions of Section 14.2 to the contrary, the Administrative Agent is hereby authorized to execute and deliver amendment documentation evidencing such amendments (or any other amendments necessary to effectuate the proposed increase in the Revolving Credit Commitment pursuant to this Section 2.7 on the terms set forth above) on behalf of the Lenders; provided that such amendment shall not modify this Agreement or any other Loan Document in any manner materially adverse to any Lender without the consent of such Lenders adversely affected thereby in accordance with Section 14.2 hereof.

(e)           Upon the execution, delivery, acceptance and recording of the applicable Lender Addition and Acknowledgment Agreement, from and after the applicable Incremental Revolving Credit Commitment Effective Date, (i) each Incremental Revolving Credit Lender shall have a Revolving Credit Commitment as set forth in the Register and all the rights and obligations of a Lender with a Revolving Credit Commitment hereunder and (ii) all Revolving Credit Loans made on account of any increase in the Revolving Credit Commitment pursuant to this Section 2.7 shall bear interest at the rate applicable to the Revolving Credit Loans immediately prior to giving effect to such increase in the Revolving Credit Commitment pursuant to this Section 2.7.

(f)           The Administrative Agent shall maintain a copy of each Lender Addition and Acknowledgment Agreement delivered to it in accordance with Section 14.10(c).

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1          L/C Commitment.

(a)           Availability.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment of all Revolving Credit Lenders.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000, or such lesser amount as is acceptable to the Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire (including all rights of the Borrower or the beneficiary to require renewal thereof) on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date but a Letter of Credit may by its terms be automatically renewable annually unless the Issuing Lender notifies the beneficiary thereof of its election not to renew such Letter of Credit (which the Issuing Lender agrees to do on and subject to the terms of Section 3.2(b)) and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b)           Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2          Procedure for Issuance of Letters of Credit/Automatic Renewal.

(a)           The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

(b)           If any Letter of Credit shall provide for the automatic renewal of the expiry date thereof, unless the Issuing Lender gives notice that such expiry date shall not be renewed, then the Issuing Lender shall allow such Letter of Credit to be renewed unless it shall have received, at least fifteen (15) days prior to the date on which such notice of nonrenewal must be delivered under such Letter of Credit (or such shorter period acceptable to the Issuing Lender) (i) notice from the Administrative Agent that such Issuing Lender is not permitted pursuant to this Agreement to renew such Letter of Credit (or Letters of Credit generally), or (ii) notice from the Borrower that it does not want the Issuing Lender to renew such Letter of Credit.

SECTION 3.3          Commissions and Other Charges.

(a)           Letter of Credit Commissions.  Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an aggregate amount equal to the undrawn amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  Subject to Section 5.15(a)(iii)(B), the Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

(b)           Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one eighth of one percent (0.125%) per annum.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c)           Other Costs.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are reasonably incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4          L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 2:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 2:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5         Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6         Obligations Absolute.  The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged (unless caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment), or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7         Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1         Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make Term Loans to the Borrower in Dollars on the Closing Date in a principal amount equal to such Term Loan Lender’s Term Loan Commitment as of the Closing Date.

SECTION 4.2         Procedure for Advance of Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 12:00 p.m. on the Closing Date requesting that the Term Loan Lenders make the Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9).  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 2:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Term Loan to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing to the Administrative Agent.

SECTION 4.3         Repayment of Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing September 30, 2012 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

FISCAL YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
2012	September 30, 2012	$937,500
	December 31, 2012	$937,500
2013	March 31, 2013	$937,500
	June 30, 2013	$937,500
	September 30, 2013	$1,250,000
	December 31, 2013	$1,250,000
2014	March 31, 2014	$1,250,000
	June 30, 2014	$1,250,000
	September 30, 2014	$1,250,000
	December 31, 2014	$1,250,000
2015	March 31, 2015	$1,250,000
	June 30, 2015	$1,250,000
	September 30, 2015	$1,406,250
	December 31, 2015	$1,406,250
2016	March 31, 2016	$1,406,250
	June 30, 2016	$1,406,250
	September 30, 2016	$1,406,250
	December 31, 2016	$1,406,250
2017	March 31, 2017	$1,406,250
	Term Loan Maturity Date	The aggregate outstanding principal amount of all Term Loans

If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

SECTION 4.4          Prepayments of Term Loans, Revolving Credit Loans and Swingline Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loan, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $500,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding scheduled principal installments of any Term Loan.  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Term Loan Lenders of each Notice of Prepayment.

(b)           Mandatory Prepayments.

(i)           Debt Issuances.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in Section 4.4(b)(vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance by the Borrower or any of its Subsidiaries that is not permitted pursuant to Section 11.1 or from any other Indebtedness that is not permitted to be incurred by the Borrower or any of its Subsidiaries pursuant to this Agreement.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such transaction.

(ii)          Equity Issuances.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in Section 4.4(b)(vi) below in amounts equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuance by the Borrower or any of its Subsidiaries (other than the exercise price on stock options or warrants or stock appreciation rights); provided, that so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required from the Net Cash Proceeds from Equity Issuances the proceeds of which are used to finance a Permitted Acquisition.  Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such transaction.

(iii)         Asset Dispositions.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in Section 4.4(b)(vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by the Borrower or any of its Subsidiaries.  Such prepayments shall be made within three (3) Business Days after receipt of the Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder (A) in connection with any Net Cash Proceeds from Asset Dispositions by the Borrower or any of its Subsidiaries which are reinvested within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in other assets used in the business of the Borrower, or (B) in connection with any Asset Disposition permitted pursuant to Section 11.5(a), (b), (c), (d), (e) or (f).

(iv)         Insurance and Condemnation Events.  The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth in Section 4.4(b)(vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by the Borrower or any of its Subsidiaries.  Such prepayments shall be made within three (3) Business Days after receipt of Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayments shall be required hereunder in connection with any Net Cash Proceeds from Insurance and Condemnation Events by the Borrower or any of its Subsidiaries which are reinvested within three hundred sixty (360) days after receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries in other assets used in the business of the Borrower.

(v)          Excess Cash Flow.  Not later than one hundred and five (105) days after the end of any Fiscal Year (commencing with Fiscal Year ending December 31, 2012), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(vi) below in an amount equal to the Applicable Excess Cash Flow Percentage set forth below times the Excess Cash Flow, if any, for such Fiscal Year:

Consolidated Total Leverage Ratio as of the last day of the applicable Fiscal Year	Applicable Excess Cash Flow Percentage
Greater than or equal to 1.50 to 1.00	50%
Less than 1.50 to 1.00	0%

(vi)         Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under Section 4.4(b)(i) through and including (v) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment of the Loans under this Section 4.4 shall be applied first, to repay the Term Loans by reducing on a pro rata basis the remaining scheduled amortization payments of the Term Loans and second, to the extent of any excess, to repay the Revolving Credit Loans (provided that, solely with respect to the portion of any such mandatory prepayment allocable to the Revolving Credit Loans, no prepayments will be required if (x) no Default or Event of Default has occurred and is continuing at such time and (y) after giving pro forma effect to such prepayment (together with the underlying transaction giving rise thereto), the Borrower would be permitted under the terms of this Agreement to immediately re-borrow the amount of such mandatory prepayment).

(vii)        No Reborrowings.  Amounts repaid or prepaid under the Term Loan Facility pursuant to this Section 4.4 may not be reborrowed.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1          Interest.

(a)           Interest Rate Options.  Subject to the provisions of this Section 5.1, at the election of the Borrower, (i) Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.  Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)           Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders, nine (9) or twelve (12) months; provided that:

(i)           the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)         any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)         no Interest Period shall extend beyond the Revolving Credit Maturity Date or Term Loan Maturity Date, as applicable, and Interest Periods may be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.2 without payment of any amounts pursuant to Section 5.9; and

(v)          there shall be no more than ten (10) Interest Periods in effect at any time.

(c)           Default Rate.  Subject to Section 12.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 12.1(a), (b), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans or, Swingline Loans or Letters of Credit, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after an Event of Default set forth in Section 12.1(j) or 12.1(k) hereunder has occurred.

(d)           Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2012; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto or, if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

(e)           Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2         Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 5.3          Fees.

(a)           Commitment Fee.  Subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any) commencing on the Closing Date; provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2012 and ending on the date upon which all Obligations arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid in full (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable), all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated.  The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b)           Other Fees.  The Borrower shall pay to Wells Fargo Securities and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  The Borrower shall pay to the Lenders such upfront fees as shall have been separately agreed upon in writing in the amounts and at the times so specified, all in accordance with the terms of the Fee Letter.

SECTION 5.4          Manner of Payment.

(a)           Sharing of Payments.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage, (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 14.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 5.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)           Defaulting Lenders.  Notwithstanding the foregoing Section 5.4(a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5          Evidence of Indebtedness.

(a)           Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)           Participations.  In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6         Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)           the provisions of this Section 5.6 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 5.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant.

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7          Administrative Agent’s Clawback.

(a)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower up to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)           Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, as the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)           Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8          Changed Circumstances.

(a)           Circumstances Affecting LIBOR Rate Availability.  If with respect to any Interest Period (i) the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall reasonably determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Reuters Page LIBOR01 or offered to the Administrative Agent or such Lender for such Interest Period or (ii) the Required Lenders shall reasonably determine that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and notify the Administrative Agent of such determination, then the Administrative Agent shall forthwith give written notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)           Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9         Indemnity.  The Borrower hereby agrees to indemnify each of the Lenders against any loss or expense which may arise or be attributable to such Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender reasonably deems appropriate and practical.  Such Lender shall furnish to the Administrative Agent, and the Administrative Agent shall promptly forward to the Borrower, a certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender and such certificate shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10        Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)         impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient, as the case may be, of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Lender or such other Recipient, as the case may be, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient, as the case may be, hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or such other Recipient, as applicable, the Borrower shall promptly pay to such Lender, the Issuing Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Lender reasonably determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  Any Lender, the Issuing Lender or any other Recipient seeking compensation under Section 5.10(a) or (b) shall deliver to the Borrower a certificate of such Lender, the Issuing Lender or such other Recipient, as the case may be, setting forth the amount or amounts necessary to compensate such Lender, the Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, in accordance with Section 5.10(a) or (b) and such certificate shall be conclusive absent manifest error.  The Borrower shall pay such Lender, the Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender, the Issuing Lender or such other Recipient to demand compensation pursuant to this Section 5.10 shall not constitute a waiver of such Lender’s, the Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, the Issuing Lender or any other Recipient pursuant to this Section 5.10 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, the Issuing Lender or such other Recipient, as the case may be, provides the certificate set forth in Section 5.10(c) hereof (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11        Taxes.

(a)           Issuing Lender.  For purposes of this Section 5.11, the term “Lender” includes the Issuing Lender.

(b)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.11), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.10(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.11(e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.11, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly notify the Borrower of such obsolescence or inaccuracy and promptly as practically possible update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 5.11(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival.  Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment to the extent solely related to any Extensions of Credit made by such Lender to the Borrower.

(b)           Replacement of Lenders.  If (x) any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case with respect to this clause (x), such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or (y) if any Lender is a Defaulting Lender or a Non-Consenting Lender, then in each case with respect to the foregoing clauses (x) and (y), the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.10), all of its interests, rights (other than its then existing rights to payment pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.10,

(ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts then due and payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)         in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter,

(iv)         such assignment does not conflict with Applicable Law, and

(v)          in the case of any assignment resulting from  a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Any Lender being replaced pursuant to this Section 5.12(b) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s outstanding Loans, Commitments and participations in respect of L/C Obligations and Swingline Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent.

SECTION 5.13        Security.  The Obligations of the Borrower shall be secured as provided in the Security Documents.

SECTION 5.14       Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)           Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender a continuing first priority security interest in all Cash Collateral (subject to Permitted Liens) as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to Section 5.14(b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)           Application.  Notwithstanding anything to the contrary contained in this Agreement, any Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to any Cash Collateral provided by a Defaulting Lender (or deemed paid to and redirected by a Defaulting Lender pursuant to Section 5.15(a)(ii)), any interest accrued on such obligation) for which such Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)           Termination of Requirement.  Any Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing such Cash Collateral and, as applicable, the Issuing Lender and/or the Swingline Lender may agree that such Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.14(a).

SECTION 5.15        Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 14.2.

(ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender and the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account opened by the Administrative Agent, for the benefit of the Lenders, the Issuing Bank and the Swingline Lender, and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders (other than such Defaulting Lender), the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.

 (A)         No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

 (B)         Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

 (C)         With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 5.15(a)(iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in Section 5.15(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE VI

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1         Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the reasonable satisfaction of each of the following conditions:

(a)           Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Subsidiary Guaranty Agreement and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)           Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)           Officer’s Certificate of the Borrower.  A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents that are subject to materiality or Material Adverse Effect qualifications are true, correct and complete and all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents that are not subject to materiality or Material Adverse Effect qualifications are true, correct and complete in all material respects; that none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Sections 6.1(d), 6.1(e)(iv), 6.1(f)(ii), 6.2(a) and 6.2(b).

(ii)          Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors or other governing body (or managers, as applicable) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii)         Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business.

(iv)         Opinions of Counsel.  Favorable opinions of Proskauer Rose LLP, counsel to the Credit Parties, addressed to the Administrative Agent and the Lenders as to such customary matters with respect to the Credit Parties and the Loan Documents as the Administrative Agent shall reasonably request.

(c)           Personal Property Collateral.

(i)           Filings and Recordings.  The Administrative Agent shall have received, in proper form for filing or recordation, all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Lenders, in the Collateral in which a security interest can be perfected by filing or recording and the Administrative Agent shall be satisfied that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii)          Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Capital Stock pledged pursuant to the Security Documents, together with an undated transfer power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii)         Lien Search. The Administrative Agent shall have received the results of Lien searches (including searches as to judgments, pending litigation and tax matters), ordered by and in form and substance reasonably satisfactory to the Administrative Agent, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any such Credit Party is incorporated or in any other location reasonably requested by the Administrative Agent, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(iv)         Hazard and Liability Insurance.  The Administrative Agent shall have received certificates of property hazard and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as additional insured party, lender’s loss payee and/or mortgagee, as applicable, on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under Section 9.3 and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(d)           Consents; Defaults.

(i)           Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental and third party consents and approvals reasonably requested by the Administrative Agent (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)          No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted or, to the knowledge of the Borrower, threatened before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(e)           Financial Matters.

(i)           Financial Statements.  The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Years 2009, 2010 and 2011 and the related audited statements of operations and cash flows for such Fiscal Years and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries for each quarterly period ended since the last audited financial statements for which financial statements are available and related unaudited interim statements of income and cash flows, certified by the chief financial officer of the Borrower.

(ii)          Financial Projections.  Pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and forecasts prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first Fiscal Year after the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility.

(iii)         Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower, that (A) after giving pro forma effect to the transactions contemplated hereby, the Borrower and each of its Subsidiaries are each Solvent, (B) the Borrower’s payables are current and not past due, (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article X hereof, (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries, (E) after giving pro forma effect to the transactions contemplated hereby, the Consolidated Total Leverage Ratio of the Borrower and its Subsidiaries as of the Closing Date does not exceed 2.00 to 1.00 (calculated on a pro forma basis including other adjustments reasonably acceptable to the Agents), (F) after giving pro forma effect to the transactions contemplated hereby, the Consolidated EBITDA of the Borrower and its Subsidiaries is at least $20,500,000 for the twelve (12) months ended as of the most recent month end reasonably available prior to the Closing Date (calculated on a pro forma basis including other adjustments reasonably acceptable to the Agents) and (G) attached thereto is a calculation of the Applicable Margin.

(iv)         Payment at Closing; Fee Letters. The Borrower shall have paid (A) to the Administrative Agent, Wells Fargo Securities and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, in each case, that are due and payable on the Closing Date, (B) all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (including detailed time charges) prior to or on the Closing Date and (C) to any other Person such amount as may be then due and payable thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)           Miscellaneous.

(i)           Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) and Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)          Existing Indebtedness.  Substantially concurrently with the closing of the Credit Facilities, all existing Indebtedness of the Borrower and its Subsidiaries (including the Indebtedness under the Existing Credit Agreement, but excluding any contingent indemnification and reimbursement obligations not then due and payable and any Indebtedness permitted pursuant to Section 11.1) shall be repaid in full and terminated and all collateral security and guaranties therefor shall be released, and, if applicable, the Administrative Agent shall have received a payoff letter in form and substance reasonably satisfactory to it evidencing such repayment, termination, reconveyance and release.

(iii)         PATRIOT Act, etc.  The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(iv)         Other Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 13.3, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2         Conditions to All Extensions of Credit.  The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)           Continuation of Representations and Warranties.  The representations and warranties of the Borrower and each other Credit Party contained in Article VII and each other Loan Document that are subject to materiality or Material Adverse Effect qualifications shall be true and correct in all respects and the representations and warranties of the Borrower and each other Credit Party contained in Article VII and each other Loan Document that are not subject to materiality or Material Adverse Effect qualifications shall be true and correct in all material respects, in each case, both before and after giving effect to such proposed borrowing, continuation, conversion, issuance or extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if subject to materiality or Material Adverse Effect qualifications, in all respects) as of such earlier date.

(b)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)           Notices.  The Administrative Agent shall have received a Notice of Borrowing,  or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 4.2 or Section 5.2, as applicable.

(d)           Additional Documents.  The Administrative Agent shall have received each additional document, instrument or other item reasonably requested by it.

(e)           New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure immediately after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure immediately after giving effect thereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 7.1         Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date as and to the extent set forth in Section 6.2, that:

(a)           Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 7.1(a).

(b)           Ownership.  Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 7.1(b).  As of the Closing Date, the capitalization of the Subsidiaries of the Borrower consists of the number of shares or other equity interests, authorized, issued and outstanding, of such classes and series, with or without par value (if applicable), described on Schedule 7.1(b).  All outstanding shares of Subsidiaries that are corporations have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights, except as described in Schedule 7.1(b).  The shareholders or other equityholders of each Subsidiary of the Borrower and the number of shares or other equity interests owned by each as of the Closing Date are described on Schedule 7.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of each Subsidiary of the Borrower, except as described on Schedule 7.1(b).

(c)           Authorization of Agreement, Loan Documents and Borrowing.  Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers (or equivalent managers) of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries where the failure to obtain such Governmental Approval could reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties is bound or any Governmental Approval relating to such Person, in each case, which could reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (v) require any consent of any other Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents for which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

(e)           Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all material Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in material compliance with each Governmental Approval applicable to it and in material compliance with all other Applicable Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law.

(f)            Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, material state, material local and other material tax returns required by Applicable Law to be filed, or has paid, or made adequate provision for the payment of, all federal, material state, material local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable.  Such returns and provisions accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  Other than as set forth on Schedule 7.1(f) hereto, there is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority having appropriate jurisdiction of the tax liability of the Borrower and its Subsidiaries.  To the Borrower’s knowledge, no Governmental Authority having appropriate jurisdiction has asserted any material Lien or other material claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved other than Permitted Liens.  The Borrower and its Subsidiaries have made adequate reserves on their books and records to the extent required by GAAP for (i) Taxes that have accrued but that are not yet due and payable and (ii) Taxes that are being contested in good faith by appropriate proceedings.

(g)           Intellectual Property Matters.  Each of the Borrower and its Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business.  To the Borrower’s knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to the Borrower’s knowledge, neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(h)           Environmental Matters.  Except as set forth on Schedule 7.1(h):

(i)           The properties currently owned, leased or operated by the Borrower and its Subsidiaries do not contain, and to their knowledge have not previously contained, and any real property formerly owned, leased or operated by the Borrower or any of its Subsidiaries did not contain during the Borrower’s or Subsidiaries’ ownership, lease or operation thereof, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a material violation of applicable Environmental Laws or (B) could give rise to material liability under applicable Environmental Laws;

(ii)          The Borrower, each of its Subsidiaries and their currently owned, leased and operated properties and all their operations conducted in connection therewith are in material compliance, and have been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could materially interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii)         Neither the Borrower nor any Subsidiary thereof has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws that remain outstanding and unresolved, nor does the Borrower or any Subsidiary thereof have knowledge that any such notice will be received or is being threatened;

(iv)         Borrower and its Subsidiaries have not transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries any Hazardous Materials in violation of, or in a manner or to a location which is reasonably likely to give rise to liability under, Environmental Laws, nor has the Borrower or its Subsidiaries generated, treated, stored or disposed of Hazardous Material at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

(v)          No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or is reasonably likely to be named as a potentially responsible party with respect to their properties or operations, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or their properties or operations that could reasonably be expected to have a Material Adverse Effect; and

(vi)         There has been no release, or to the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary during the Borrower’s or its Subsidiaries’ ownership, lease or operation thereof or, to the Borrower’s knowledge, prior to the Borrower’s or its Subsidiaries’ ownership, lease or operations thereof, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(i)            ERISA.

(i)           As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.1(i);

(ii)          The Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(iii)         As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)         Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v)          No Termination Event has occurred or is reasonably expected to occur; and

(vi)         Except where the failure of any of the following representations to be correct could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)            Margin Stock.  Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.  Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 11.2 or Section 11.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to other Indebtedness will be “margin stock”.

(k)           Government Regulation.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)            Employee Relations.  Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees.  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

(m)           Burdensome Provisions.  Neither the Borrower nor any Subsidiary thereof is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(n)           Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 6.1(e) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, unless otherwise expressly noted therein.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.  The pro forma financial statements delivered pursuant to Section 6.1(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial statements and forecasts shall be subject to normal year end closing and audit adjustments, it being understood that actual results may vary from such projections and that such variations may be material.

(o)           No Material Adverse Change.  Since December 31, 2011, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(p)           Solvency.  As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

(q)           Titles to Properties.  Each of the Borrower and its Subsidiaries has such title to or leasehold interests in the real property owned or leased by it as is necessary to the conduct of its business and has valid and legal title to all of its material personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(e), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to the date of such balance sheets which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(r)            Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies or are self-insured, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Subsidiary operates, as required pursuant to Section 9.3.

(s)           Liens.  None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens.  Neither the Borrower nor any Subsidiary thereof has signed any financing statement or any security agreement authorizing any secured party thereunder to file any financing statement, except those financing statements and security agreements that (a) have been terminated or are no longer in full force and (b) perfect or grant Permitted Liens.

(t)            Indebtedness and Guaranty Obligations.  Schedule 11.1(c) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the Borrower and its Subsidiaries as of the Closing Date in excess of $1,000,000.  As of the Closing Date, the Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and, as of the Closing Date, no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.

(u)           Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 7.1(u), there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) has or could reasonably be expected to have a Material Adverse Effect, or (ii) materially adversely affects any transaction contemplated hereby.

(v)           Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties is bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefore, except as could not reasonably be expected to have a Material Adverse Effect.

(w)          Senior Indebtedness Status.  The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents (i) rank, and shall continue to rank, senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of each such Person and (ii) are designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

(x)           Anti-Terrorism; Anti-Money Laundering.  No Credit Party nor any of its Subsidiaries (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act or (iii) is a Sanctioned Person.  No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(y)           Disclosure.  The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries are subject which, if terminated, revoked, accelerated, defaulted on or breached, could reasonably be expected to result in a Material Adverse Effect, and all other matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information, when taken together as a whole, by or on behalf of any of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time in light of then existing conditions, it being understood that actual results may vary from such projected, pro forma or estimated information and that such variations may be material.

SECTION 7.2         Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VII or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date, in which case they shall be made solely as of such specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII

FINANCIAL INFORMATION AND NOTICES

Until all of the Obligations (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 (for delivery to the Lenders at their respective addresses as set forth on the Register), or such other office as may be designated by the Administrative Agent (and/or the Lenders) from time to time:

SECTION 8.1          Financial Statements and Projections.

(a)           Quarterly Financial Statements.  As soon as practicable and in any event within fifty (50) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ended June 30, 2012), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated statements of income and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s quarterly report to the SEC on Form 10-Q with respect to any Fiscal Quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(a)(i).

(b)           Annual Financial Statements.  As soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income and cash flows and a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by any “Big Four” or other nationally recognized independent certified public accounting firm, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP or contain any qualification or exception which is of a “going concern” or similar nature.  Delivery by the Borrower to the Administrative Agent and the Lenders of the Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrower with this Section 8.1(b).

(c)           Annual Business Plan and Financial Projections.  As soon as practicable and in any event within forty-five (45) days after the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) Fiscal Quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following:  a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing assumptions that are reasonable in light of then existing conditions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period, it being understood that actual results may vary from such estimates and that such variations may be material.

SECTION 8.2          Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 8.1(a) or (b), an Officer’s Compliance Certificate.

SECTION 8.3          Accountants’ Certificate.  At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants reporting on such financial statements, certifying that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Article X, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.

SECTION 8.4          Other Reports.

(a)           Promptly following receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;

(b)           promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(c)           such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 8.5          Notice of Litigation and Other Matters.  Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a)           the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to have a Material Adverse Effect;

(b)           any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(c)           any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof and that could reasonably be expected to have a Material Adverse Effect;

(d)           any attachment, judgment, lien, levy or order exceeding $1,000,000 that has been assessed against the Borrower or any Subsidiary thereof;

(e)           (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties is bound, which default or event of default could reasonably be expected to have a Material Adverse Effect; and

(f)            (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

provided that delivery by the Borrower to the Administrative Agent and the Lenders of any Disclosure Statement filed with the SEC on Form 8-K, or the availability of such Disclosure Statement on EDGAR Online, within the period set forth above that provides the applicable notice required under any subsection of this Section 8.5 shall be deemed to be compliance by the Borrower with such applicable subsection.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or Wells Fargo Securities will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its Affiliates or any of its securities) (each, a “Public Lender”).  The Borrower hereby agrees in connection with the syndication of the Credit Facility to Public Lenders that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” and/or by not marking such Borrower Materials as “PRIVATE AND CONFIDENTIAL” (or words of similar import), the Borrower shall be deemed to have authorized the Administrative Agent, Wells Fargo Securities, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or any of its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and Wells Fargo Securities shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

ARTICLE IX

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.2, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 9.1          Preservation of Corporate Existence and Related Matters.  Except as permitted under Section 11.4 or 11.5, preserve and maintain its separate legal existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 9.2          Maintenance of Property.  In addition to the requirements of any of the Security Documents, protect and preserve all properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property material to its business; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

SECTION 9.3          Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses in similar geographic locations and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard insurance, but excluding business interruption insurance).   All such insurance shall name the Administrative Agent as an additional insured party, lender’s loss payee and/or mortgagee, as applicable, thereunder.  On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Notify the Administrative Agent of the cancellation or modification of such insurance within five (5) Business Days after the Borrower receives notice of such cancellation or modification from the applicable insurance company.

SECTION 9.4          Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 9.5          Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in the foregoing clauses (a) or (b) in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 9.6          Compliance With Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.7          Environmental Laws.  In addition to and without limiting the generality of Section 9.6, (a) comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 9.8          Compliance with ERISA.  In addition to and without limiting the generality of Section 9.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each employee welfare benefit plan (as defined in Section 3(l) of ERISA) in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 9.9          Compliance With Agreements.  Comply in all respects with all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.10        Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, review and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects (in each case, other than (i) material and affairs protected by the attorney-client privilege or (ii) material which the Borrower or the applicable Subsidiary may not disclose without violating confidentiality restricting binding on it, in each case, other than to the extent such attorney-client privilege or confidentiality restrictions have been waived or consent to the release of the materials or affairs subject thereto has been obtained); provided, however, that unless an Event of Default has occurred and is continuing, (a) only the Administrative Agent, on behalf of the Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 9.10, (b) the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year, at the expense of the Borrower, and then only during normal business hours and upon reasonable prior notice to the Borrower and (c) with respect to environmental matters, the Administrative Agent shall be limited to conduct Phase I Environmental Site Assessments of any properties owned by the Borrower or its Subsidiaries, at the expense of the Borrower, no more than once every twelve (12) months and then only during normal business hours and upon reasonable prior notice to the Borrower.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time, without advance notice and at the Borrower’s expense.

SECTION 9.11        Additional Subsidiaries.

(a)           Additional Domestic Subsidiaries.  Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary (other than a Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary) and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement or joinder to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) pledge a security interest in all Collateral owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement or joinder to each Security Document or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose and comply with the terms of each Security Document, (iii) deliver to the Administrative Agent such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such Person that is owned by any Credit Party, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           Additional Foreign Subsidiaries.  Notify the Administrative Agent at the time that any Person becomes a first tier Foreign Subsidiary of the Borrower or any Subsidiary, and promptly thereafter (and in any event within forty-five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the Borrower or the applicable Subsidiary, as the case may be, to deliver to the Administrative Agent Security Documents pledging the voting Capital Stock of such new Foreign Subsidiary (provided that in no event shall more than an aggregate of sixty-five percent (65%) of the total outstanding voting Capital Stock of such new Foreign Subsidiary be required to be so pledged by the Credit Parties) and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated transfer power for each certificate so delivered duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that the Borrower shall not be required to perform the foregoing clauses (i)-(iv) of this Section 9.11(b) with respect to Jamestown.

(c)           Cost; Collateral Subject to Certificates of Title.  Notwithstanding the foregoing, any other provision of this Agreement or of any other Loan Document, (i) the provisions of this Section 9.11 and Section 9.13 shall not apply to, and the Collateral shall not include, assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs (including any applicable stamp, intangibles or other taxes) and burdens of obtaining a security interest therein or perfection thereof outweigh the value of to the Administrative Agent and the Lenders of the incremental security afforded thereby, (ii) notwithstanding the provisions of this Section 9.11, Section 9.13 or any other provisions of any Loan Documents, the Credit Parties and their Subsidiaries shall not be required to deliver any agreements, instruments or other documents if the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of providing the same are excessive in relation to the benefits to the Administrative Agent and the Lenders afforded thereby, and (iii) except as expressly provided in the Collateral Agreement, perfection actions shall not be required to be taken with respect to any Collateral covered by a certificate of title to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement (and to the extent a security interest therein can be so perfected, such perfection actions shall be limited to such filing).

SECTION 9.12        Use of Proceeds.

(a)           The Borrower shall use the proceeds of the Term Loan (i) to repay a portion of the existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement (the “Refinancing”) and (ii) to pay interest, fees and expenses in connection with the Refinancing and the other transactions contemplated hereby.

(b)           The Borrower shall use the proceeds of the Revolving Credit Facility (i) to repay a portion of the Refinancing and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, Permitted Acquisitions, any contingent payments required to be made in connection with any Permitted Acquisitions and joint ventures to the extent such contingent payments are permitted hereunder.

SECTION 9.13       Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

ARTICLE X

FINANCIAL COVENANTS

Until all of the Obligations (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 10.1        Leverage Ratio.  As of the last day of any Fiscal Quarter, permit the Consolidated Total Leverage Ratio to be greater than 2.50 to 1.00.

SECTION 10.2       Minimum Fixed Charge Coverage Ratio.  As of the last day of any Fiscal Quarter, permit the ratio of (a) Consolidated EBITDA for the period of twelve (12) consecutive fiscal months ending on such date less the aggregate amount of all Capital Expenditures (not financed through a Debt Issuance (other than Revolving Credit Loans) or Equity Issuance permitted hereunder) to (b) Consolidated Fixed Charges for the period of twelve (12) consecutive fiscal months ending on such date to be less than 1.75 to 1.00.

SECTION 10.3        Maximum Capital Expenditures.  Permit the aggregate amount of all Capital Expenditures in any period to exceed the corresponding amount set forth below:

Period	Maximum Amount
Fiscal Year 2012	$4,000,000
Fiscal Year 2013	$6,000,000
Fiscal Year 2014	$6,600,000
Fiscal Year 2015	$7,200,000
Fiscal Year 2016	$7,900,000
Fiscal Year 2017	$8,500,000

Notwithstanding the foregoing, the maximum amount of Capital Expenditures permitted by this Section 10.3 in any Fiscal Year may be increased by the amount of Capital Expenditures that were permitted but not made under this Section 10.3 in the immediately preceding Fiscal Year (without giving effect to any carryover amount from prior Fiscal Years).

ARTICLE XI

NEGATIVE COVENANTS

Until all of the Obligations (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrower has not and will not and will not permit any of its Subsidiaries to:

SECTION 11.1        Limitations on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)           the Obligations (excluding Hedging Obligations permitted pursuant to Section 11.1(b));

(b)           Indebtedness incurred in connection with a Hedging Agreement with a Hedge Bank (or any other counterparty that is reasonably acceptable to the Administrative Agent) upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent (which consent shall not be unreasonably withheld or delayed);

(c)           Indebtedness existing on the Closing Date and listed on Schedule 11.1(c), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d)           Attributable Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Leases in an aggregate principal amount not to exceed, on any date of determination, $15,000,000 minus any Indebtedness outstanding pursuant to Section 11.1(e) hereto;

(e)           purchase money Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed, on any date of determination, $15,000,000 minus any Indebtedness outstanding pursuant to Section 11.1(d) hereto;

(f)            Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person, to the extent such Indebtedness was not incurred in connection with or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, in an aggregate principal amount not to exceed at any time outstanding $10,000,000;

(g)           Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

(h)           Guaranty Obligations with respect to Indebtedness permitted pursuant to Section 11.1(a) through (f);

(i)            Indebtedness of the Borrower to any Wholly-Owned Subsidiary and of any Wholly-Owned Subsidiary to the Borrower or any other Wholly-Owned Subsidiary; provided, that (i) in the case of any such Indebtedness in a principal amount greater than $1,000,000 owed to the Borrower or any Domestic Subsidiary, such Indebtedness is evidenced by a promissory note that has been pledged as security for the Obligations under the Collateral Agreement, (ii) in the case of any such Indebtedness in a principal amount greater than $1,000,000 owed by the Borrower or a Domestic Subsidiary to any Foreign Subsidiary, such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (iii) in the case of all such Indebtedness, the loans and advances giving rise thereto are permitted under Section 11.3.

(j)            Indebtedness with respect to surety bonds obtained by the Borrower or any of the Subsidiaries in the ordinary course of business to secure their obligations with respect to applicable worker’s compensation laws, not to exceed in the aggregate at any time outstanding $6,000,000;

(k)           Indebtedness of the Borrower or any of the Subsidiaries incurred to finance insurance premiums, not to exceed in the aggregate at any time outstanding $5,000,000;

(l)            unsecured Subordinated Indebtedness of the Borrower or any of the Subsidiaries to the seller of any business incurred in connection with a Permitted Acquisition of such business; provided, however, that (i) the terms of such Indebtedness shall not provide for any maturity, amortization, sinking fund payment, mandatory redemption, other required repayment or repurchase of, or cash interest or other similar payment with respect to, such Indebtedness, in each case prior to the Term Loan Maturity Date (except that deferred payments related to Permitted Acquisitions shall not be subject to this clause (i)), (ii) the covenants and events of default relating to such Indebtedness shall be on market terms for Indebtedness of such type, reasonably satisfactory to the Administrative Agent, and shall be no more restrictive than the covenants and events of default in this Agreement, and (iii) the aggregate principal amount of Indebtedness permitted by this Section 11.1(l) shall not exceed in the aggregate at any time outstanding $20,000,000; and

(m)           (i) Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of a check, draft, instrument or similar payment item drawn against insufficient funds and (ii) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”);

(n)           additional Indebtedness not otherwise permitted pursuant to Sections 11.1(a) through (m) in an aggregate principal amount outstanding not to exceed $5,000,000;

provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section 11.1 shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations; provided, further, that the aggregate principal amount of Indebtedness permitted by the foregoing clauses (c), (d), (e), (f), (j), (k), (l) and (m), excluding deferred payments related to Permitted Acquisitions, shall not exceed $45,000,000 at any time outstanding.

SECTION 11.2       Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)           Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)           Liens securing the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)           Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation, or to secure the performance of bids, tenders, trade contracts, governmental contracts and leases (other than leases constituting Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, stay, customs and appeal bonds and other obligations of a like nature (including those to secure health, safety, and environmental obligations) incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(d)           Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, and encroachments, protrusions and other similar encumbrances and minor title defects or irregularities affecting real property, which do not, in any case with respect to this Section 11.2(d), materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(e)           Liens created under the Loan Documents in favor the Administrative Agent, the Lenders and/or the Issuing Bank;

(f)            Liens existing on any asset of any Person at the time such Person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which (i) were not created in contemplation of or in connection with such event, (ii) do not extend to or cover any other property or assets of Borrower or any Subsidiary and (iii) such Lien does not (A) materially interfere with the use, occupancy and operation of any asset or property subject thereto, (B) materially reduce the fair market value of such asset or property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning or leasing such asset or property, in each case, so long as any Indebtedness related to any such Liens are permitted under Section 11.1(f);

(g)           Liens not otherwise permitted under this Section 11.2 and in existence on the Closing Date and described on Schedule 11.2;

(h)           Liens securing Indebtedness permitted under Sections 11.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(i)            judgment liens securing judgments that have not resulted in an Event of Default under Section 12.1(n);

(j)            (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(k)           any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(l)            purported Liens evidenced by the filing of UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries; and

(m)          Liens not otherwise permitted under Section 11.2(a) through (l) securing obligations in an aggregate principal amount not at any time exceeding $5,000,000.

SECTION 11.3       Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a)           investments (i) in Subsidiaries existing on the Closing Date and (ii) the other loans, advances and investments described on Schedule 11.3, in each case, existing on the Closing Date;

(b)           additional investments in Wholly-Owned Domestic Subsidiaries; provided, that management or pre-acquisition holders of Capital Stock of any such Domestic Subsidiary acquired pursuant to a Permitted Acquisition may own up to ten percent (10%) in the aggregate of the Capital Stock of such Subsidiary so long as no more than two Subsidiaries are less than wholly owned at any one time;

(c)           investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or instrumentality thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one hundred-eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s; (iii) certificates of deposit, bankers’ acceptances and Eurodollar time deposits, in each case, maturing no more than three hundred seventy (370) days from the date of creation thereof, issued by commercial banks, savings banks or savings and loan associations incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better from S&P or the equivalent rating (or better) from a nationally recognized rating agency, provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit or $10,000,000 for any one such bank; (iv) money market funds at commercial banks, savings banks or savings and loan associations incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better from S&P or the equivalent rating (or better) from a nationally recognized rating agency, provided, that the aggregate amount invested in such money market funds shall not at any time exceed $10,000,000 for any one such bank; (v) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; or (vi) other investments approved in writing by the Required Lenders (all of the foregoing described in this Section 11.3(c), “Cash Equivalents”);

(d)           investments by the Borrower or any of its Subsidiaries in the form of Permitted Acquisitions (including any investments held by Target to the extent that such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition);

(e)           Hedging Agreements and Guaranty Obligations permitted pursuant to Section 11.1;

(f)            purchases of assets in the ordinary course of business;

(g)           investments in the form of loans and advances to officers, directors, employees and consultants in the ordinary course of business, which, in the aggregate, do not exceed at any time outstanding $250,000;

(h)           transactions permitted pursuant to Section 11.6;

(i)            investments in or by, and loans and advances to or from, Jamestown to the extent the Borrower reasonably determines such investments, loans and advances are approved by the Cayman Islands Monetary Authority and are not in violation of any Applicable Laws relating to Jamestown;

(j)            to the extent constituting investments, Capital Expenditures that are not prohibited pursuant to Section 10.3;

(k)           investments in (i) cash and (ii) deposit accounts and money market deposit accounts containing cash;

(l)            deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted under Section 11.2;

(m)           promissory notes and other noncash consideration received in connection with Dispositions permitted under Section 11.5;

(n)           other additional investments (excluding any investment in a Foreign Subsidiary) not otherwise permitted pursuant to this Section 11.3 not exceeding $5,000,000 in the aggregate in any Fiscal Year;

(o)           investments in Wholly-Owned Foreign Subsidiaries in an aggregate amount not to exceed $10,000,000 during the term of this Agreement subsequent to the Closing Date, to the extent any resulting Indebtedness is permitted under Section 11.1(i); and

(p)           investments in joint ventures not to exceed $2,000,000 at any time outstanding; provided that none of the Borrower or any of its Subsidiaries will acquire or hold any general partnership interest other than those in existence on the Closing Date and set forth on Schedule 11.3.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 11.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 11.4       Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           any Wholly-Owned Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(b)           any Wholly-Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly-Owned Subsidiary (provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor);

(c)           any Wholly-Owned Subsidiary of the Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition;

(d)           any Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into, or sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, any other Subsidiary that is not a Subsidiary Guarantor;

(e)           any Target may merge into a Credit Party in connection with a Permitted Acquisition as provided in clause (c) of the definition of “Permitted Acquisition”; and

(f)           any Subsidiary of the Borrower may wind-up into the Borrower or any Subsidiary Guarantor.

SECTION 11.5        Limitations on Asset Dispositions.  Make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction) except:

(a)           the sale of inventory in the ordinary course of business;

(b)           the sale of obsolete, worn-out, damaged or surplus assets no longer used, useful or usable in the business of the Borrower or any of its Subsidiaries;

(c)           the transfer of assets (i) to the Borrower or any Subsidiary Guarantor or (ii) by any Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor;

(d)           the sale or discount without recourse of accounts receivable and similar obligations arising in the ordinary course of business in connection with the compromise or collection thereof;

(e)           the disposition of any Hedging Agreement;

(f)            dispositions of cash and Cash Equivalents in the ordinary course of business;

(g)           dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith; and

(h)           additional Asset Dispositions not otherwise permitted pursuant to Sections 11.5(a) through (g), so long as the aggregate fair market value of all assets disposed of in all such Asset Dispositions does not exceed $10,000,000 in any Fiscal Year.

SECTION 11.6        Limitations on Dividends and Distributions.  Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock; provided that:

(a)           the Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;

(b)           any Subsidiary may pay cash dividends to (i) the Borrower or (ii) any other direct or indirect Subsidiary of the Borrower so long as the proceeds of such dividends are then subsequently paid, in the form of cash dividends, to the Borrower;

(c)           the Borrower may repurchase, redeem, retire or otherwise acquire Capital Stock of the Borrower or any Affiliate of the Borrower owned by employees of the Borrower or any Subsidiary or their assignees, estates and heirs, at a price not in excess of fair market value determined in good faith by the Board of Directors of the Borrower, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement subsequent to the Closing Date; and

(d)           so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) for a period of thirty (30) days prior to giving pro forma effect thereto and immediately after giving pro forma effect thereto, the sum of (A) the amount of cash and Cash Equivalents of the Borrower plus (B) the excess of the Total Revolving Credit Commitment over the outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, shall be no less than $40,000,000 and (iii) prior to giving pro forma effect thereto and immediately after giving pro forma effect thereto, the Consolidated Total Leverage Ratio is less than 1.00 to 1.00, the Borrower may declare and pay dividends on its Capital Stock and make purchases, repurchases, redemptions, retirements and other acquisitions for value of its Capital Stock (excluding repurchases, redemptions, retirements and other acquisitions permitted under Section 11.6(c), but including repurchases, redemptions, retirements and other acquisitions permitted under Section 11.6(e)) in an aggregate amount during the term of this Agreement subsequent to the Closing Date in an amount not to exceed the lesser of (A) $25,000,000 and (B) an amount equal to the sum of fifty percent (50%) of the Consolidated Net Income of the Borrower for each Fiscal Quarter (to the extent positive in such Fiscal Quarter) ending on and after June 30, 2012 and for which financial statements shall have been delivered pursuant to Section 8.1 at such time; and

(e)           so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) prior to giving pro forma effect thereto and immediately after giving pro forma effect thereto, the Consolidated Total Leverage Ratio is less than 2.00 to 1.00 and (iii) prior to giving pro forma effect thereto and immediately after giving pro forma effect thereto, the aggregate amount of outstanding Revolving Credit Loans (other than L/C Obligations) does not exceed $20,000,000, the Borrower may declare and pay dividends on its Capital Stock and make purchases, repurchases, redemptions, retirements and other acquisitions for value of its Capital Stock (excluding repurchases, redemptions, retirements and other acquisitions permitted under Section 11.6(c) and Section 11.6(d)) in an aggregate amount subsequent to the Closing Date not to exceed $5,000,000 in any Fiscal Year using existing cash and Cash Equivalents on the balance sheet of the Borrower at such time; provided that any unused portion of such amount from any Fiscal Year may be carried over solely for repurchases of the Borrower’s Capital Stock in the immediately following Fiscal Year (but may not be carried over to any subsequent Fiscal Year).

SECTION 11.7        Limitations on Exchange and Issuance of Capital Stock.  Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 11.8        Transactions with Affiliates.  Directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors or other Affiliates, or to or from any member of the immediate family of any of its officers, directors or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in the foregoing clause (a) with any of its Affiliates other than:

(i)           transactions permitted under Section 11.3, Section 11.4, Section 11.6 and Section 11.7;

(ii)          transactions between or among any Credit Parties;

(iii)         transactions existing on the Closing Date and described on Schedule 11.8 (and any replacement or amendment thereof, so long as such amendment or replacement is not materially less favorable to the Lenders than the terms of the original transaction as in effect on the Closing Date);

(iv)         customary compensation and reimbursement of reasonable expenses to, and indemnities for the benefit of, managers, officers, directors and employees; and

(v)          other transactions in the ordinary course of business on terms as favorable as the Borrower or such Subsidiary reasonably believes could be obtained by it on a comparable arms-length transaction with an independent, unrelated third party.

SECTION 11.9       Certain Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or the Exchange Act or (b) amend, modify or change its certificate of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse in any respect to the rights or interests of the Lenders.

SECTION 11.10      Amendments; Payments and Prepayments of Subordinated Indebtedness.

(a)           Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b)           Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted under Section 11.1(j) and (k).

SECTION 11.11      Restrictive Agreements.

(a)           Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles IX, X and XI hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness.

(b)           Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

SECTION 11.12      Nature of Business.  Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

SECTION 11.13     Impairment of Security Interests.  Take or omit to take any action, which could reasonably be expected to materially impair, or would have the result of materially impairing, the security interests in favor of the Administrative Agent with respect to the Collateral or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Permitted Liens and Asset Dispositions permitted under Section 11.5.

ARTICLE XII

DEFAULT AND REMEDIES

SECTION 12.1        Events of Default.  Each of the following shall constitute an Event of Default:

(a)           Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Obligation or the payment when and as due of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)           Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein or in any other Loan Document that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein or any other Loan Document that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants.  The Borrower or any other Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1(a) or (b), 8.2 or 8.5(e)(i) or Articles X or XI.

(e)           Default in Performance of Other Covenants and Conditions.  The Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in any other clause of this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

(f)            Hedging Agreement.  The Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and such Credit Party has failed to pay all amounts due thereunder within five (5) days after the due date thereof (or such longer cure period as provided in such Hedging Agreement).

(g)           Indebtedness Cross-Default.  The Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans, any Indebtedness under Hedging Agreements or any Reimbursement Obligation) the aggregate outstanding principal amount of which Indebtedness is in excess of $7,500,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $7,500,000 or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(h)           [Intentionally Left Blank]

(i)            Change in Control.  Any Change in Control shall occur.

(j)            Voluntary Bankruptcy Proceeding.  The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Law, (ii) file a petition seeking to take advantage of any Debtor Relief Law, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Law, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Credit Party thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Law, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Credit Party thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l)            Failure of Agreements.  (i) Any material provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any other Credit Party thereto or any such Person shall so state in writing, or (ii) any Loan Document that purports to create Lien shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Collateral (subject to Permitted Liens) purported to be covered thereby unless due to the failure by the Administrative Agent to perfect or maintain its perfection of its Lien on such Collateral, in each case with respect to this clause (l), other than in accordance with the express terms hereof or thereof.

(m)           Termination Event.  The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) a Termination Event or (iii) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

(n)           Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $10,000,000 in any Fiscal Year shall be entered against the Borrower or any Credit Party by any Governmental Authority and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

(o)           Environmental.  Any one or more Environmental Claims shall have been asserted against the Borrower or any Credit Party; the Borrower and any Credit Party would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 12.2       Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)           Acceleration; Termination of Facilities.  Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)           Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the Section 12.2(a), the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable) shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c)           Rights of Collection.  Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 12.3        Rights and Remedies Cumulative; Non-Waiver; etc.

(a)           The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the  Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 12.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 14.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 12.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it as authorized in writing by the Required Lenders.

SECTION 12.4       Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2 or the Administrative or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Lender and the Swingline Lender in their respective capacities as such in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and any Hedging Obligations (ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable) have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Obligations arising under Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be.  Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XIII for itself and its Affiliates as if such Hedge Bank were a “Lender” party hereto.

SECTION 12.5       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 14.3) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 14.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

SECTION 13.1        Appointment and Authority.

(a)           Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article XIII (other than the penultimate sentence of Section 13.6 and Section 13.9, which also benefit the Credit Parties) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents, or supplements or joinders to existing Loan Documents on behalf of the Lenders).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XIII and XIV (including Section 14.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 13.2       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 13.3       Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 14.2 and Section 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 13.4       Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 13.5       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 13.6        Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and no such successor shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 13.6(a).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 13.6(a)).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 14.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 13.6 shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 13.7       Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 13.8       No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 13.9        Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent to:

(a)           to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of itself and the Lenders, under any Loan Document (i) upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder, the termination of the Lenders’ Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) if the Collateral subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Guaranty Obligations under the Loan Documents pursuant to Section 13.9(c), or (iv) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Collateral that is permitted by Section 11.2(g); and

(c)           to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 13.9.  In each case as specified in this Section 13.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 13.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 11.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

SECTION 13.10     Hedge Agreements.  No Hedge Bank that obtains the benefits of Section 12.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (as applicable) and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Agreements unless the Administrative Agent has received written notice of such Hedging Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1        Notices.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:	Cross Country Healthcare, Inc.
6551 Park of Commerce Blvd., N.W.
Boca Raton, Florida 33487
Attention: Emil Hensel, Chief Financial Officer
Telephone No.: (561) 998-2232, ext. 2286
Facsimile No.: (561) 912-9068

With a copy to:	Steve Rubin, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036-8299
Telephone No.: (212) 969-3330
Facsimile No.: (212) 969-2900

If to Wells Fargo as	Wells Fargo Bank, National Association
Administrative Agent:	MAC D 1109 019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone No.: (704) 590-2703
Facsimile No.: (704) 590-3481
Email: agencyservices.requests@wellsfargo.com

With copies to:	Wells Fargo Bank, National Association
980 North Federal Highway, Suite 100
Boca Raton, Florida 33434
Attention: Jackie Ledea, Senior Vice President
Telephone No.: (561) 338-2921
Facsimile No.: (561) 393-9867

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent and confirmation of the complete receipt is received by the transmitting party during normal business hours (except that, if not sent during normal business hours for the recipient, shall be deemed to have been sent at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 14.1(b), shall be effective as provided in Section 14.1(b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications and may be revoked at any time.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)           Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)           Platform.

(i)           Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential, exemplary or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 14.2       Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended, waived or otherwise modified by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver, modification or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment or modification, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)           (i) with respect to Extensions of Credit made on the Closing Date, waive any conditions set forth in Section 6.1 or Section 6.2(a), (b) and (c) without the written consent of each Lender and (ii) with respect to Extensions of Credit made thereafter, waive any conditions set forth in Section 6.2(a), (b) and (c) without the written consent of each Revolving Credit Lender;

(b)           increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender (other than as set forth in Section 2.7 of this Agreement) without the written consent of such Lender;

(c)           waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section 14.2) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change Section 5.4 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)           change Section 4.3(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(g)           except as otherwise permitted by this Section 14.2, change any provision of this Section 14.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(h)           release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Credit Party Obligations, in either case, from the Subsidiary Guaranty Agreement (other than, in each case, as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the Subsidiary Guaranty Agreement), without the written consent of each Lender; or

(i)           release all or a material portion of the Collateral or release any Security Document (other than, in each case, as authorized in Section 13.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Loan Document (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, modification or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

SECTION 14.3        Expenses; Indemnity.

(a)           Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and its Affiliates and, if necessary, a one local counsel in any relevant material jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 14.3(a), or (B) in connection with the Loans made or Letters of Credit issued hereunder, including in the case of this clause (iii) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single specialty or local counsel for all Indemnitees taken as a whole in each relevant specialty or jurisdiction, as applicable; provided that in the case of an actual or perceived conflict of interest with respect to any of the foregoing counsel, one additional counsel in each relevant specialty or jurisdiction, as applicable, to each group of affected Indemnitees similarly situated and taken as a whole), in each case, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 14.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 14.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this Section 14.3(c) are subject to the provisions of Section 5.7.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower, each other Credit Party and each Indemnitee shall not assert, and hereby waives, any claim against the Borrower, any other Credit Party and/or any Indemnitee, on any theory of liability, for special, indirect, incidental, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  None of the Credit Parties nor any Indemnitee referred to in Section 14.3(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such Indemnitee has utilized such usual and customary security procedures with any such information or other materials as it would utilize for its own similar information and materials.

(e)           Payments.  All amounts due under this Section 14.3 shall be payable promptly after demand therefor.

SECTION 14.4       Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the Obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or other obligation; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 12.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section 14.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 14.5        Governing Law; Jurisdiction, Etc.

(a)           Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 14.5(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.1(a).  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 14.6        Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.6.

SECTION 14.7       Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 14.8       Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 14.9       Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial test, ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such test, ratio or requirement (and any related definitions) to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such test, ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such test, ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 14.10      Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 14.10(b), (ii) by way of participation in accordance with the provisions of Section 14.10(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.10(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.10(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in Section 14.10(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by Section 14.10(b)(i)(B) and, in addition:

 (A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is during the period commencing on the Closing Date and ending on the date that is thirty (30) days following the Closing Date (provided, however, in the case of this clause (z), the Administrative Agent shall nevertheless have consulted with the Borrower); provided, further, that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consents of the Issuing Lender and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries or Affiliates or (B) to any Defaulting Lender or any Subsidiary of any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 14.10(b)(vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.10(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.10(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.10(d) (provided that any such assignment or transfer to a natural Person or the Borrower or any of its Subsidiaries shall be null and void).

(c)           Register.  The Administrative Agent, acting solely for this purpose as non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Addition and Acknowledgment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lender, Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the first proviso to Section 14.2 that directly and adversely affects such Participant and could not be effected by a vote of the Required Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the applicable Lender with respect to such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.10(b); provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under Section 14.10(b); and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11 with respect to any participation sold to such Participant, than the applicable Lender would have been entitled to receive with respect to such participation, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 14.11     Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.11, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications; provided, however, that the Borrower shall receive prior written notice before the first disclosure by the Administrative Agent of such information, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 14.11 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower which is not subject to an existing confidentiality agreement the existence of which the Administrative Agent or such Lender have been notified prior to the time such information has become available thereto or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender reasonably deems such disclosure necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates.  For purposes of this Section14.11, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 14.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 14.12      Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 14.13     All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 14.14     Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV or under any similar provision of this Agreement or of any other Loan Document shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.15     Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.16     Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or another electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 14.18     Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 14.19     Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 14.20     Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document (other than Obligations consisting of contingent indemnification and reimbursement obligations not then due and payable) shall have been indefeasibly and irrevocably paid in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 14.21     Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 14.22     USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

SECTION 14.23      Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or its Subsidiaries or further restricts the rights of the Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           The Borrower expressly acknowledges and agrees that each covenant contained in Articles IX, X, or XI hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles IX, X, or XI if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles IX, X, or XI.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the day and year first written above.

CROSS COUNTRY HEALTHCARE, INC.,
as Borrower

By:	/s/ Emil Hensel
Name: Emil Hensel
Title: Chief Financial Officer

Credit Agreement
Cross Country Healthcare, Inc.
Signature Pages

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Jackie Ledea
Name: Jackie Ledea
	Title:	SVP

Credit Agreement
Cross Country Healthcare, Inc.
Signature Pages

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By:		/s/ E. Mark Hardison
	Name:	E. Mark Hardison
	Title:	Vice President

Credit Agreement
Cross Country Healthcare, Inc.
Signature Pages

U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent and Lender

By:		/s/ John M. Langenderfer
	Name:	John M. Langenderfer
	Title:	Senior Vice President

Credit Agreement
Cross Country Healthcare, Inc.
Signature Pages

FIFTH THIRD BANK, as Lender

By:		/s/ Tamara Dowd
	Name:	Tamara Dowd
	Title:	Vice President

Credit Agreement
Cross Country Healthcare, Inc.
Signature Pages

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:		/s/ Jose Mazariegos
	Name:	Jose Mazariegos
	Title:	Senior Vice President

Credit Agreement
Cross Country Healthcare, Inc.
Signature Pages